MUNIHOLDINGS FLORIDA INSURED FUND

FILE # 811-8349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/28/2005	Puerto Rico Electric Power Auth 5% 7/1/25 - 7/1/30	993,450,000	3,655,000	JP Morgan Merrill Lynch Morgan Stanley Banc of America Citigroup Goldman Sachs Lehman Brothers Raymond James Ramirez & Co UBS Financial Services Wachovia Bank
7/15/2005	Mass School Building Authority 5% 8/15/30	2,500,000,000	11,500,000

UBS Financial Services

Citigroup

Lehman Brothers

Banc of America

Bear Stearns

Goldman Sachs

JP Morgan

Merrill Lynch

Advest Inc

AG Edwards & Sons

Cabrera Capital Markets

Finacorp Securities

First Albany Capital

Jackson Securities

Melvin Securities

Moors & Cabot

MR Beal & Company

National Financial Mkts

Oppenheimer & Co

Ramirez & Co

Raymond James

RBC Dain Rauscher

Siebert Brandford Shank

Southwest Securities

Sovereign Securities Corp